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                                                                    EXHIBIT 11.1

                        DIGITAL GENERATION SYSTEMS, INC.

                 STATEMENTS OF COMPUTATION OF PRO FORMA COMMON
                             SHARES AND EQUIVALENTS

                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

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
                                                                      YEAR ENDED       YEAR ENDED
                                                                     DECEMBER 31,     DECEMBER 31,
                                                                         1996             1995
                                                                     ------------     ------------
Net loss...........................................................    $ (9,127)        $ (8,780)
                                                                     ==========       ==========

Weighted average common shares outstanding.........................       9,389              898
Weighted average common equivalent shares:
  Weighted average preferred stock outstanding.....................       1,819            6,942
Adjustments to reflect requirements of the Securities and Exchange
  Commission's Staff Accounting Bulletin No. 83:
  Common stock issuances...........................................          49              195
  Preferred stock issuances........................................         145              581
  Preferred stock warrants.........................................           5               18
  Common stock option grants.......................................         187              726
                                                                     ------------     ------------
Pro forma total weighted average common shares and equivalents.....      11,594            9,360
                                                                     ==========       ==========
Pro forma net loss per share.......................................    $   (.79)        $   (.94)
                                                                     ==========       ==========
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